Exhibit 99.1

New York | Lauren Gioia | Jennifer Park | Lauren.Gioia@Sothebys.com | Jennifer.Park@Sothebys.com | +1 212 606 7176

SOTHEBY’S REPORTS FIRST QUARTER 2015 FINANCIAL RESULTS

•	127% Increase in First Quarter 2015 Adjusted Operating Income* to $22.2 Million

•	First Quarter 2015 Adjusted Net Income* of $7.4 Million. Increase from First Quarter 2014 Adjusted Net Loss* of ($3.0) Million

NEW YORK, 11 May 2015 - Sotheby’s (NYSE: BID) today reported financial results for the first quarter ended 31 March 2015.

For the three months ended 31 March 2015, Sotheby’s reported Adjusted Operating Income* of $22.2 million, an increase of $12.4 million (127%) over the prior year, principally due to an 8% increase in auction commission revenues, attributable to improved auction commission margins, and 3% growth in Net Auction Sales. The improvement in auction commission margin is primarily due to the change in the buyer’s premium rate structure enacted on 1 February 2015 and a lower level of buyer’s premium shared with consignors. The comparison of first quarter Adjusted Operating Income* versus the prior year also benefits from the continued growth of Sotheby’s Financial Services loan portfolio, as well as a lower level of professional fees.

Sotheby’s first quarter 2015 Adjusted Net Income* is $7.4 million, a $10.4 million improvement versus the ($3.0) million Adjusted Net Loss* reported in the prior year. This improvement is largely due to the factors discussed above, as well as a $3.1 million income tax charge recorded in the prior year quarter related to the enactment of new legislation in New York State.

Exhibit 99.1

Adjusted Diluted Earnings (Loss) per Share* in the first quarter of 2015 is $0.11 versus ($0.04) in the first quarter of 2014.

Including charges associated with the CEO transition, prior year shareholder activism, and restructuring, operating income, net income (loss) attributable to Sotheby’s and diluted earnings (loss) per share are $18.4 million, $5.2 million and $0.07, respectively, for the first quarter of 2015, and $4.1 million, ($6.1) million and ($0.09), respectively, for the first quarter of 2014.

President and Chief Executive Officer Tad Smith said, “Our Company delivered significant profit growth in the quarter as compared to last year through strong sales in Old Masters, Impressionist & Modern and Contemporary Art. These successes highlight the depth and breadth of Sotheby’s expertise. We are off to a good start in 2015.”

Non-GAAP Financial Measures
* Adjusted Operating Income, Adjusted Net Income (Loss), and Adjusted Diluted Earnings (Loss) Per Share are non-GAAP financial measures. Adjusted Operating Income is defined as operating income excluding CEO separation and transition costs, restructuring charges (net), and special charges associated with shareholder activism. Adjusted Net Income (Loss) is defined as net income excluding after-tax CEO separation and transition costs, restructuring charges (net), and special charges associated with shareholder activism. Adjusted Diluted Earnings (Loss) Per Share is defined as diluted earnings (loss) per share excluding the per share impact of CEO separation and transition costs, restructuring charges (net), and special charges associated with shareholder activism. See Appendix B for a reconciliation of these non-GAAP financial measures to the most comparable measure reported in accordance with GAAP.

Net Auction Sales
Net Auction Sales, as used in the discussion of first quarter results, represents the total hammer price of property sold at auction.

Forward-Looking Statements
This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed Form 10-Q (and/or 10-K) for a complete list of Risk Factors.

Exhibit 99.1

Investor Relations Information
All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. An outline of the conference call as well as an accompanying slide presentation will be available at http://investor.shareholder.com/bid/events.cfm.
Sotheby’s will host a conference call at 9:00 AM EST on 11 May 2015, to discuss its first quarter 2015 financial results. Please dial 888-371-8897 and for callers outside the United States, Puerto Rico and Canada, please dial 1-970-315-0479, approximately 15 minutes before the scheduled start of the call. The call reservation number is 32877757.
The conference call will also be accessible via webcast on the Investor Relations section of the Sotheby’s web site at http://investor.shareholder.com/bid/events.cfm.

About Sotheby’s
Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in nine different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids in real-time from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby’s Contemporary Art department, as well as Sotheby’s Diamonds and Sotheby’s Wine. Sotheby’s has a global network of 90 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

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Images are available upon request
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Appendix A

SOTHEBY’S
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Thousands of dollars, except per share data)

	UNAUDITED
	Three Months Ended
	March 31,	March 31,
	2015	2014
Revenues:
Agency	$127,882	$123,128
Principal	12,983	26,001
Finance	12,687	5,682
License fees	1,974	1,697
Other	149	303
Total revenues	155,675	156,811
Expenses:
Agency direct costs	11,839	10,437
Cost of Principal revenues	11,713	24,502
Cost of Finance Revenues	3,388	710
Marketing	4,060	3,133
Salaries and related	62,930	65,756
General and administrative	34,729	37,332
Depreciation and amortization	4,782	5,147
CEO separation and transition costs	4,189	—
Restructuring charges, net	(359)	—
Special charges	—	5,703
Total expenses	137,271	152,720
Operating income	18,404	4,091
Interest income	129	416
Interest expense	(8,661)	(8,783)
Other expense	(1,959)	(1,442)
Income (loss) before taxes	7,913	(5,718)
Equity in earnings of investees	1,144	154
Income tax expense	3,924	331
Net income (loss)	5,133	(5,895)
Less: Net (loss) income attributable to noncontrolling interest	(69)	219
Net income (loss) attributable to Sotheby's	$5,202	$(6,114)
Basic and diluted earnings (loss) per share - Sotheby’s common shareholders	$0.07	$(0.09)
Weighted average basic shares outstanding	69,090	69,143
Weighted average diluted shares outstanding	69,705	69,143
Cash dividends declared per common share	$0.10	$4.44

Appendix B

USE OF NON-GAAP FINANCIAL MEASURES

GAAP refers to generally accepted accounting principles in the United States of America. Included in this presentation are financial measures presented in accordance with GAAP and also on a non-GAAP basis. Adjusted Operating Income, Adjusted Net Income (Loss), and Adjusted Diluted Earnings (Loss) Per Share are supplemental financial measures that are not required by or presented in accordance with GAAP. Sotheby's definition of these non-GAAP financial measures is provided in the following paragraphs.

Adjusted Operating Income is defined as operating income excluding CEO separation and transition costs, restructuring charges (net), and special charges. Adjusted Net Income (Loss) is defined as net income (loss) attributable to Sotheby's, excluding after-tax CEO separation and transition costs, restructuring charges (net), and special charges. Adjusted Diluted Earnings (Loss) Per Share is defined as diluted (loss) earnings per share excluding the per share impact of CEO separation and transition costs, restructuring charges (net), and special charges.

Adjusted Operating Income, Adjusted Net Income (Loss), and Adjusted Diluted Earnings (Loss) Per Share are important supplemental measures used by the Board of Directors and management in their financial and operational decision making processes, for internal reporting, and as part of Sotheby’s forecasting and budgeting processes as they provide helpful measures of Sotheby’s core operations. These measures allow the Board of Directors and management to view operating trends, perform analytical comparisons, and benchmark performance between periods. Management also believes that these measures may be used by securities analysts, investors, financial institutions, and other interested parties in their evaluation of Sotheby's.

A reconciliation of each of these non-GAAP financial measures to the most comparable measure reported in accordance with GAAP is presented in the following tables (in thousands of dollars, except per share data):

			Favorable/(Unfavorable)
Three months ended March 31,	2015	2014	$ Change	% Change
Operating income	$18,404	$4,091	$14,313	NA
Add: CEO separation and transition costs	4,189	—
Add: Restructuring charges, net	(359)	—
Add: Special charges	—	5,703
Adjusted Operating Income	$22,234	$9,794	$12,440	NA

			Favorable/(Unfavorable)
Three months ended March 31,	2015	2014	$ Change	% Change
Net income (loss) attributable to Sotheby's	$5,202	$(6,114)	$11,316	NA
Add: CEO separation and transition costs, net of tax	2,446	—
Add: Restructuring charges (net), net of tax	(225)	—
Add: Special charges, net of tax	—	3,137
Adjusted Net Income (Loss)	$7,423	$(2,977)	$10,400	NA

			Favorable/(Unfavorable)
Three months ended March 31,	2015	2014	$ Change	% Change
Diluted earnings (loss) per share	$0.07	$(0.09)	$0.16	NA
Add: Per share impact of CEO separation and transition costs	0.04	—
Add: Per share impact of restructuring charges, net	—	—
Add: Per share impact of special charges	—	0.05
Adjusted Diluted Earnings (Loss) Per Share	$0.11	$(0.04)	$0.15	NA